Exhibit 99.2

INVESTORS CONTACT: Brad Ankerholz +1-770-644-3062
PRESS RELEASE: For Immediate Release

MEDIA CONTACT: Cindy Baerman +1-770-644-3215
Graphic Packaging International Announces Agreement To
Acquire Assets of Sierra Pacific Packaging
Marietta, Ga., April 11, 2011 — Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), today announced that it has entered into a definitive agreement to acquire substantially all of the assets and business of Sierra Pacific Packaging, Inc., a producer of folding cartons, beverage carriers and corrugated boxes for the consumer packaged goods industry. This acquisition will provide Graphic Packaging with a strategic location to service customers on the West Coast.
Completion of the transaction is expected to occur during the second quarter of 2011.
“Graphic Packaging has a strong record of achieving performance improvement objectives and of successfully integrating businesses,” said Graphic Packaging International President and CEO David Scheible. “This is an exciting opportunity for Graphic Packaging, Sierra Pacific, and our customers. This acquisition not only provides our customers with important enhanced operating synergies, but Sierra’s values, vision and culture of sustainability dovetail nicely with our own growth strategy for the future.”
“Sierra Pacific Packaging is one of the largest local employers in Oroville, California and is a leader in sustainability practices — producing beverage carriers made from 100% recycled materials,” said Sierra Pacific Packaging CEO Allen Ennis. “Graphic Packaging has a strong management team with a deep understanding of our customers’ needs. We are excited to work with David Scheible and his leadership team to successfully combine our operations with Graphic Packaging.”

Forward Looking Statement
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the closing of the acquisition and the possible benefits to the Company, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding risks to the Company are contained in the Company’s periodic filings with the SEC.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.